Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:

H.P. Mechler

SVP and Chief Financial Officer

281-490-9652

Imperial Sugar Appoints Ron Kesselman and John Stokely

to its Board of Directors

Sugar Land, TX—(October 27, 2008)—Imperial Sugar Company (NASDAQ:IPSU) today announced the appointment of Ron Kesselman and John Stokely to its Board of Directors, expanding its board membership to 11 directors.

James J. Gaffney, Imperial Sugar’s chairman of the board, commented, “We are delighted that both Ron Kesselman and John Stokely are joining us. Ron and John are two industry veterans with significant experience in the food and consumer products industries who will greatly complement our existing board as we continue to work to enhance shareholder value.”

Mr. Kesselman, age 65, has more than 40 years business experience, including a number of senior roles in the food and consumer products industries. Previously, Kesselman served as the chairman and CEO of Elmer’s Products, and chairman of Wise Foods. Before Elmer’s, he served in executive roles with Borden Inc. and Mattel Corporation. Kesselman currently serves on the Board of Directors of publicly traded companies American Italian Pasta Co. and The Inventure Group as well as privately held Homax Products. He received an MBA from the Kellogg School of Management at Northwestern University, and a BS in Economics from the University of Wisconsin.

Mr. Stokely, age 55, currently works as a consultant. He has strong experience in wholesale food distribution having served in several senior executive roles with Richfood Holdings Inc., which was subsequently acquired by SUPERVALU in 1999. As chairman, president and CEO of Richfood, he oversaw a leading wholesale food distribution network to over 1,400 regional and independent grocers. Before Richfood, he held numerous other senior executive roles, including president and CEO of Miller and Rhodes, Inc. Stokely currently serves on the Board of Directors of publicly traded companies Pool Corporation and Transaction System Architects, Inc. He received a BS from the University of Tennessee.

About Imperial Sugar

Imperial Sugar Company is one of the largest processors and marketers of refined sugar in the United States to food manufacturers, retail grocers and foodservice distributors. The Company markets products nationally under the Imperial®, Dixie Crystals® and Holly® brands. For more information about Imperial Sugar, visit www.imperialsugar.com.

Statements regarding future market prices and margins, future Port Wentworth construction costs, timelines and operational restart dates, future expenses and liabilities arising from the Port Wentworth refinery incident, future insurance recoveries, future import and export levels, future government and legislative action, future operating results, future availability of raw sugar, operating efficiencies, future investments and initiatives, future cost savings, future product innovations, future energy costs, our liquidity and ability to finance our operations and capital investment programs, future pension plan contributions and other statements that are not historical facts contained in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These include, but are not limited to, results of damaged equipment inspections, unforeseen engineering and equipment delays, results of insurance negotiations, market factors, farm and trade policy, our ability to realize planned cost savings and other improvements, the available supply of sugar, energy costs, the effect of weather and economic conditions, results of actuarial assumptions, actual or threatened acts of terrorism or armed hostilities, legislative, administrative and judicial actions and other factors detailed in the Company’s Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

# # #